For Immediate Release - #1


Pricester.com Passes Two-Millionth Visitor Benchmark on Fast-Growing Internet Shopping Portal


Hollywood, FL [March 1, 2007] - Pricester.com, Inc. (PRCC), an e-commerce website operator and developer that enables any business to easily and economically establish a fully functional online retail outlet, has welcomed its two-millionth visitor to the www.pricester.com shopping portal.

Additionally, the company's website is rapidly approaching the 30,000,000 hit mark. Pricester's CEO, Ed Dillon, points out that "Comparing the number of unique visitors to our website with the number of hits on the site clearly shows that people are not just finding us and taking a quick peek, but they are taking a really active look at our member's websites on the portal and the products and services that are available, plus the e-commerce services that Pricester offers small business owners".

Going beyond the numbers, Mr. Dillon also commented on the characteristics of the exposure and awareness that Pricester is realizing: "Our daily monitoring of traffic on our shopping portal shows interested visitors from all over the world, including Africa, Asia, South America and the Far East".

Along with more activity on the company's website, Pricester's revenues have increased by over 350% in each of the last two quarters

Prior to March, 2006, Pricester.com was still in the R&D phase of development, and even now the company only conducts marginal promotion of its shopping portal, although this is increasing as the website is becoming more comprehensive and valuable to online shoppers. Company president and founder, Joe Puentes adds, "The number of consumers that shop online and the number of small businesses engaged in e-commerce are still very small percentages of the total consumer and small business communities. Pricester is experiencing growth in both respects; more shoppers are visiting our website and more businesses are utilizing our website building and marketing services. The exponential nature of exposure that the Internet makes possible is starting to kick in. The momentum is there and we are extremely excited!"

For more information, please contact
Investor Relations
Ed Dillon
edillon@pricester.com
(954) 272-1200